Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:    Cheryl R. Johnson
            Vice President, Investor Relations
            NOVOSTE CORPORATION
            (770) 717-6052

                   NOVOSTE RECEIVES APPROVABLE LETTER FROM FDA
                          FOR ITS BETA-CATH(TM) SYSTEM

NORCROSS, GA., October 16, 2000 - Novoste Corporation (Nasdaq: NOVT) announced today that it has received a letter from the U.S. Food and Drug Administration
(FDA) stating that the Company's Beta-Cath(TM) System is approvable. The Beta-Cath(TM) System is an intracoronary radiation catheter system designed to treat patients suffering from in-stent restenosis, a recurrent coronary artery blockage within a previously placed stent.

This letter comes less than 180 days after Novoste's submission of its premarket approval application in April. Issuance of an approvable letter means that the FDA has reviewed the Company's premarket approval (PMA) application, as well as its own Advisory Committee's report and recommendation, and that the FDA is prepared to approve the application, pending Novoste's compliance with specific final conditions. The key conditions to approval of Novoste's application are successful conclusion of a Good Manufacturing Practices audit, which is nearing completion, and finalizing printed labeling materials. Other conditions relate to finalizing protocols for post-market surveillance and user training, and responding to other information requests.

The FDA's Circulatory System Devices Panel of the Medical Devices Advisory Committee unanimously recommended approval of the Beta-Cath(TM) System on September 11, 2000.

William A. Hawkins, President & CEO of Novoste, commented, "We have been impressed by the FDA's rapid and thorough review of our premarket approval application. We are making good progress towards resolving the FDA's conditions, and expect to have final approval of our device in the near future - perhaps in time for the American Heart Association meeting in mid-November."

Novoste Corporation, based in Atlanta, Ga., is a leader in the emerging field of vascular brachytherapy to reduce the incidence of restenosis. The company's Beta-Cath(TM) System is commercially available in the European Union and other countries outside the U.S. For more information on the Beta-Cath(TM) System or Novoste, please call (770) 717-0904 or visit the company's web site at www.novoste.com.

The forward-looking statements included in this news release reflect management's best judgment based on factors currently known. Actual results may differ materially from those projected in these forward-looking statements based upon risks and uncertainties, including the demonstration of safety and efficacy of the Beta-Cath(TM) System, receipt and timing of FDA and other regulatory approvals, and other risks detailed in documents filed by Novoste with the SEC including its S-3 registration statement and Forms 10-K, 10-Q and 8-K. Further, there can be no assurance that this approvable letter will result in approval from the FDA for the Beta-Cath(TM) System.


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